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                                                                      Exhibit 12


REEBOK INTERNATIONAL LTD.
(Amounts in Thousands)

Exhibit 12 - Statement RE: Computation of Ratio of Earnings to Fixed Charges

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                                                    Year Ended December 31,
                                                 -----------------------------                           Six Months Ended
                                       1990       1991        1992       1993        1994      June 30, 1994        June 30, 1995
                                     --------   --------    --------   --------    --------    -------------        -------------
Earnings
   Pretax Income                     $ 294,835  $ 389,886   $ 257,964  $ 363,247   $ 408,472      $ 188,382             $ 140,162

   Add:

     Interest on indebtedness           18,857     29,295      20,080     25,021      16,515          9,242                12,287
     Amortization of debt discount
       issuance costs                       96      1,741       1,914      1,368         816            477                   246
     Interest on letters of credit       1,503         87           4          0           0              0                     0
     Portion of rent representative
       of the interest factor            4,297      5,393       6,764      7,876       9,625          4,812                 4,826
                                       -------    -------     -------    -------     -------        -------               -------
     Income as adjusted              $ 319,588  $ 426,402   $ 286,762  $ 397,512   $ 435,428      $ 202,913             $ 157,521
                                      ========   ========     =======    =======     =======        =======               =======

Fixed Charges
   Interest on indebtedness          $  18,857  $  29,295   $  20,080  $  25,021   $  16,515      $   9,242             $  12,287
   Amortization of debt discount
       and issuance costs                   96      1,741       1,914      1,368         816            477                   246
Interest on letters of credit            1,503         87           4          0           0              0                     0
   Portion of rent representative
       of the interest factor            4,297      5,393       6,764      7,876       9,625          4,812                 4,826
                                       -------    -------     -------    -------     -------        -------               -------

   Fixed charges                     $  24,753  $  36,516   $  28,798  $  34,265   $  26,956      $  14,531             $  17,359
                                       =======    =======     =======    =======     =======        =======               =======


   Ratio of earnings to fixed charges     12.9       11.7        10.0       11.6        16.2           14.0                   9.1

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